Janet Nittmann

jnittmann@doversaddlery.com

Tel 978 952 8062 x218

For Immediate Release

Dover Saddlery Announces First Quarter 2006 Results

LITTLETON, MA – May 11, 2006 – Dover Saddlery, Inc. (NASDAQ: DOVR), the largest direct marketer of equestrian products in the United States, today announced its financial results for the first quarter ended March 31, 2006.

Revenues for the first quarter of fiscal 2006 were $17.0 million, an increase of 19.6% or $2.8 million from $14.2 million for the first quarter of 2005. Net income for the first quarter of 2006 was $196,000, or $0.04 per diluted share, compared with $36,000, or $0.00 per diluted share, for the same quarter a year earlier.

“We are pleased to report a solid first quarter,” said Stephen L. Day, president and chief executive officer of Dover Saddlery. “Our winter sale catalogs and winter store sales have performed well, and the mild winter led to preparation for the show season starting earlier than usual. We are focused on a disciplined expansion of our business, and our 19.6% sales growth over the same quarter last year is a reflection of our strong marketing efforts and ability to meet the needs of our customers.”

Direct sales revenue through the company’s catalog and internet sales channels for the first quarter of 2006 increased 16.2% over the same quarter a year ago to $14.96 million. This increase reflected higher unit volumes through both catalog and the Internet, from both Dover Saddlery and Smith Brothers brands. Retail sales through the company’s storefront operations increased 51.1% over the first quarter of 2005 to $2.0 million. Gross profit increased by 17.8% to $6.0 million from $5.1 million for the same period in 2005.

Business Outlook

Dover Saddlery reaffirms its business outlook for the current year. The company continues to expect that total 2006 revenues will range from $68 million to $72 million, increases in the range of 9% to 14% over 2005 revenues.

Today’s Teleconference and Webcast

Dover Saddlery will be hosting a conference call today at 9:00 a.m. Eastern time to discuss the first quarter financial results. This call will be available live on the company’s website at http://investor.shareholder.com/DOVR/ and will be archived for one year. In addition, a phone replay will be available until May 18th by dialing (719)457-0820, passcode 6302104.

About Dover Saddlery, Inc.

Dover Saddlery, Inc. (Nasdaq: DOVR) is the largest direct marketer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the company’s business outlook for fiscal 2006, and ability to leverage its Internet, catalog and storefront operations to achieve growth. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Actual results could differ materially based upon a number of factors including, but not limited to, the state of the economy, competition, unanticipated business opportunities, availability of financing, market acceptance, government regulation, accounting rules, dependence on key personnel, limited public markets and liquidity, continuation and renewal of contracts, and other risks that may apply to the company, including risks that are disclosed in the company’s Securities and Exchange Commission filings, including its registration statement on Form S-1.

- financials attached -DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Dollar amounts in thousands, except per share data)
	March 31,	March 31,
	2006	2005
	unaudited	unaudited
Revenue — direct, net	14,963	12,875
Revenue — retail, net	2,070	1,370

Revenue — total, net	$17,033	$14,245
Cost of revenues	11,059	9,172

Gross profit	5,974	5,073
Selling, general and administrative expenses	5,432	4,546
Operating Income	$542	$527
Interest expense	209	392

Income before provision for income taxes	333	135
Provision for income taxes	137	99

Net Income	$196	$36

Preferred stock dividend	0	40
Net income attributed to common stockholders	195	(4)
Net income per common share
Basic	$0.04	$(0.00)
Diluted	$0.04	$0.00
Number of shares used in per share calculations
Basic	5,074	3,023
Diluted	5,276	4,553
Other Operating Data:
Number of retail stores	4	3
Capital expenditures	$69	$411
Gross profit margin	35.1%	35.6%

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
	March 31,	December 31,
	2006	2005
	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$102	$2,887
Accounts receivable	913	160
Inventory	10,623	10,072
Prepaid catalog costs	2,550	1,601
Prepaid expenses and other current assets	851	1,136
Total current assets	15,039	15,856
Property, Plant & Equipment	1,687	1,729

Other assets:
Deferred income tax assets	254	254
Other assets, net	684	703
Goodwill	13,135	13,135
Total other assets	14,073	14,092

Total assets	$30,799	$31,677

Current liabilities:
Current portion of capital lease obligations and short term bank borrowings	$171	$171
Accounts payable	2,546	2,629
Accrued expenses and other current liabilities	2,005	2,949
Deferred income tax liability	273	274

Total current liabilities	4,995	6,023
Long-term liabilities:
Revolving line of credit	5,000	5,000
Subordinated notes payable	3,000	3,000
Capital lease obligation, net of current portion	229	272

Total long-term liabilities	8,229	8,272
Stockholders’ equity:
Common Stock, par value $0.0001 per share; issued 5,074,344	1	1
Additional paid in capital	43,883	43,883
Accumulated other comprehensive income	46	48
Treasury Stock, 795,865 shares at cost	(6,082)	(6,082)
Retained deficit	(20,273)	(20,468)
	17,575	17,382
Total liabilities and stockholders’ equity	$30,799	$31,677